EXHIBIT 99.2
Affirmative Insurance Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2006
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended
December 31, 2006
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(dollars in thousands, except per share data)
The unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Affirmative Insurance Holdings, Inc. (the “Company” or “Affirmative”) and the historical consolidated financial statements of USAgencies, L.L.C. (“USAgencies”), after giving effect to the acquisition and the borrowing by the Company of $200 million under its $220 million senior secured credit facility, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2006 presents results for the Company as if the acquisition of USAgencies had occurred as of January 1, 2006. The accompanying unaudited pro forma condensed combined balance sheet of the Company as of December 31, 2006 presents the Company’s financial position as if the acquisition of USAgencies had occurred on December 31, 2006. We have made pro forma adjustments to the combined statement of operations to give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the combined results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial position of the Company. The unaudited pro forma condensed combined statement of operations does not give consideration to the impact of possible revenue changes, expense or operating efficiencies, reinsurance program changes, synergies, integration plans or other changes in the business resulting from the transaction.
The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary valuations and estimates of assets and liabilities, as allowed by U.S. generally accepted accounting principles (GAAP), and are subject to adjustment as additional information is obtained and integration plans develop. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. Independent valuation specialists are currently assisting management in determining the fair values of certain of these assets. While the preliminary work performed by the independent valuation specialists has been considered by management in estimating the fair values reflected in these unaudited pro forma condensed combined financial statements, the final determination of these fair values has not been completed. The Company’s estimates and assumptions are subject to change upon the finalization of individual valuations.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of the Company included in its 2006 annual report on Form 10-K and with the consolidated financial statements of USAgencies included herein as Exhibit 99.1.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2006	Affirmative	USAgencies	Acquisition and		Purchase		Combined
(dollars in thousands)	Historical	Historical	Debt Issuance	Reference	Accounting	Reference	Pro Forma

Cash, cash equivalents and investments	$274,254	$108,249	$(6,905)	(a)	$(256)	(n)	$375,342
Goodwill and related intangible assets, net	83,443	2,027			110,288	(i), (j), (k)	195,758
Receivables from reinsurers	24,795	82,838			(8,749)	(e), (f)	98,884
Receivables from customers	78,307						78,307
Premium finance contracts receviable, net		37,270					37,270
Restricted cash	35,582						35,582
Deferred policy acquisition costs	23,865	1,543			(1,543)	(d)	23,865
Property and equipment, net	10,289	4,650			(306)	(o)	14,633
Other assets	26,732	14,019	7,738	(a)	(3,802)	(g), (p), (r)	44,687
Investment in USAgencies	—	—	199,167	(a)	(199,167)	(a)	—

Total assets	$557,267	$250,596	$200,000		$(103,535)		$904,328

Debt	$56,702	$20,174	$200,000	(a)	$250	(h)	$277,126
Reserves for losses, loss adjustment expenses and deposits	162,569	70,366			1,156	(e)	234,091
Unearned premiums, fees and ceding commission	92,124	54,441			(9,589)	(d), (f)	136,976
Other liabilities	39,479	9,075	—		1,188	(m)	49,742

Total liabilities	350,874	154,056	200,000		(6,995)		697,935
Equity	206,393	96,540	—		(96,540)		206,393

Total liabilities and equity	$557,267	$250,596	$200,000		$(103,535)		$904,328

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2006	Affirmative	USAgencies	Acquisition and		Purchase		Combined
(dollars in thousands, except per share data)	Historical	Historical	Debt Issuance	Reference	Accounting	Reference	Pro Forma

Net premiums earned	$288,110	$50,667	$—		$(5,098)	(d)	$333,679
Commission income and fees	60,995	34,770					95,765
Net investment income	8,829	5,147	(336)	(c)	126	(j), (l)	13,766
Net realized gains / (losses)	(822)	—	—		—		(822)

Total revenues	357,112	90,584	(336)		(4,972)		442,388

Losses and loss adjustment expenses	185,346	35,423			274	(e), (f)	221,043
Selling, general and administrative expenses	150,540	17,647			(5,195)	(d), (f), (q)	162,992
Depreciation and amortization	4,398	2,494			3,433	(i), (j), (o)	10,325
Interest expenses	4,342	2,070	18,181	(b)	(176)	(g), (h)	24,417

Total expenses	344,626	57,634	18,181		(1,664)		418,777

Net Income before income taxes and minority interest	12,486	32,950	(18,517)		(3,308)		23,611

Income tax expense	2,661	12,460	(6,481)	(s)	(1,257)	(s)	7,383
Minority interest, net of income taxes	81	—	—		—		81

Net income	$9,744	$20,490	$(12,036)		$(2,051)		$16,147

Earnings per share from continuing operations ($)
Basic	$0.64						$1.06
Diluted	$0.63						$1.05
Weighted average shares outstanding (thousands)
Basic	15,295						15,295
Diluted	15,345						15,345

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
As of and for the year ended December 31, 2006
(dollars in thousands)
A.	Basis of Presentation

On January 31, 2007, Affirmative Insurance Holdings, Inc. (the “Company” or “Affirmative”) acquired (the “Acquisition”), for approximately $200 million in cash, all of the issued and outstanding membership interests of USAgencies, L.L.C. (“USAgencies”). The unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Statements”) combine the historical balance sheet and statement of operations of the Company and USAgencies, making pro forma adjustments which give effect to events that are directly related to the transaction, and are factually supportable, and, in the case of the statement of operations, are expected to have a continuing effect. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Acquisition as if it had occurred on December 31, 2006. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006 gives effect to the Acquisition as if it had occurred on January 1, 2006.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of the Company would have been if the Acquisition had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of the Company for any future periods or as of any date. The Unaudited Pro Forma Condensed Combined Statement of Operations does not give effect to the impact of possible revenue changes, expense changes or operating efficiencies, reinsurance program changes, synergies, integration plans or other changes in the business after the Acquisition.

The Unaudited Pro Forma Statements should be read in conjunction with the historical consolidated financial statements and the related notes of the Company filed with the Securities and Exchange Commission and the historical consolidated financial statements and the related notes of USAgencies filed as Exhibit 99.1 to this Form 8-K/A. The historical consolidated financial statements of the Company and USAgencies have been prepared in accordance with U.S. GAAP.

B.	Estimated Purchase Price, Funding and Accounting

On January 31, 2007, the Company completed the acquisition of all of the issued and outstanding membership interests of USAgencies contemplated by the Purchase and Sale Agreement (the “Agreement”), dated as of October 12, 2006, with USAgencies. The aggregate consideration paid by the Company in connection with this transaction was approximately $200 million in cash, with $20 million being held in escrow to provide recourse for specified breaches under the Agreement. The purchase price is subject to a post-closing adjustment based on actual indebtedness and the book value of USAgencies, and the actual Sellers’ expenses of the transaction, as finally determined within a specified period following closing. For convenience, the Agreement provided for book value adjustments to the purchase price be computed on the consolidated balance sheet as of the last day of the most recent full month ending immediately prior to or on the closing date. Based on the January 31, 2007, closing date, the Agreement designates January 1, 2007 as the effective date for accounting purposes.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
As of and for the year ended December 31, 2006
(dollars in thousands)
The total estimated cost of the acquisition of USAgencies was as follows:

Purchase price paid to sellers	$176,305
Purchase price paid to escrow account	20,000
Transaction costs paid to third parties on behalf of sellers	2,820
Acquisition costs paid directly to third parties	1,512

Total estimated purchase price	$200,637

On January 31, 2007, Affirmative entered into a $220 million senior secured credit facility (the “Facility”) provided by a syndicate of lenders, including Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent. Concurrently with its entry into the Facility, Affirmative borrowed $200 million under the term loan portion of the Facility to finance its acquisition of USAgencies and to pay related costs and expenses. The Facility is secured by liens on the assets of Affirmative and certain of its subsidiaries. Affirmative directly incurred $407 of debt issue costs in addition to the debt costs deducted at closing.

The estimated purchase consideration was funded as follows:

Gross proceeds from borrowing	$200,000
Less: debt costs deducted from funding at closing	(5,861)

Cash paid to sellers, paid with net proceeds of the $200,000 in senior secured notes	194,139
Purchase price and transaction expenses funded from available cash on hand	6,497

Estimated purchase consideration	200,637
Less: adjustment to reduce cost of acquisition for interest imputed from the acquisition date to the closing date	(1,470)

Estimated cost of acquisition	$199,167

The transaction has been accounted for as a business combination in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 141, “Business Combinations”. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their estimated fair values as of January 1, 2007. The excess of the purchase price, including fees and expenses related to the transaction, over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, such goodwill and the acquired indefinite-lived intangibles associated with the acquisition are not amortized but evaluated for impairment on, at least, an annual basis.

The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause the amount ultimately recorded as goodwill and other intangible assets to be different from that shown on the Unaudited Pro Forma Condensed Combined Balance Sheet. The Company is undertaking a valuation study to determine the allocation of the total purchase price to the various assets acquired and liabilities assumed, including estimated fair values

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
As of and for the year ended December 31, 2006
(dollars in thousands)
of certain assets and liabilities which are being determined with the assistance of an independent valuation specialist. The final purchase price allocations may result in different allocations for tangible and intangible assets than presented in these Unaudited Pro Forma Financial Statements, and those differences could be material.

The following table summarizes the preliminary purchase price adjustments based on management’s preliminary assessment of fair values of the assets acquired and the liabilities assumed at the date of acquisition:

Historical book value of net assets acquired	$96,540
Adjustments for write-off of USAgencies’ historical intangible assets:
Remove deferred policy acquisition costs, gross of ceding commissions	(5,098)

Write off of state insurance licenses and unamortized customer relationships	(2,027)
Remove unamortized deferred finance charges	(700)

Adjusted book value of net assets acquired	88,715

Preliminary fair value adjustments:
Decrease prepaid reinsurance premiums for unearned ceding commissions	(9,455)

Adjust reinsurance recoverables and receivables for discounting of ceded loss and loss adjustment expenses reserves	706

Decrease investment real estate to estimated fair value	(256)

Decrease property and equipment to estimated fair value	(306)

Write-off phone system classified in other assets to estimated value based on intent to abandon project installation	(1,619)

Increase gross loss and loss adjustment expenses reserves for discounting, net of provision for profit and risk margin	(1,156)

Reduce unearned premiums for deferred acquisition costs as an estimate of fair value	5,098

Net unearned ceding commissions as a fair value adjustment against reinsurance recoverables	8,046

Increase accounts payable and accrued expenses, primarily related to post-acquisition exit and integration costs	(1,188)

Increase subordinated notes payable to estimated fair value	(250)

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
As of and for the year ended December 31, 2006
(dollars in thousands)

Identifiable intangible assets, at preliminary estimates of fair value:

Non-compete agreement	1,000

State licenses	1,700

Customer relationships	4,700

Trademark and trade name	13,000

Leases	200

Adjustment to deferred taxes for preliminary purchase allocation adjustments	(1,484)

Goodwill	91,715

Estimated net assets acquired	$199,167

Under purchase accounting, the fair value of loss and loss adjustment expense reserves and related reinsurance recoverables were estimated based on the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables, and included a profit and risk margin. In determining the fair value estimate, we adjusted USAgencies’ historical GAAP undiscounted loss reserves to present value assuming a 4.8% discount rate, which approximated the two-year U.S. Treasury rate as of January 1, 2007. The discounting pattern was actuarially developed from USAgencies’ historical loss data. An estimated profit and risk margin of 6.5% was then applied to the discounted loss reserves to reflect our estimate of the cost USAgencies would incur to reinsure the full amount of their loss and loss adjustment expense reserves with a third party reinsurer. This margin was based upon our assessment of the uncertainty inherent in the loss reserves and our knowledge of the reinsurance marketplace.

Included in USAgencies’ historical balance sheet are unearned ceding commissions of $4,491, net of deferred acquisition costs of $3,555 recovered through ceding commissions. Gross unamortized deferred acquisition costs of $5,098 were eliminated against unearned premiums to arrive at the estimated fair value of unearned premiums. Likewise, gross unearned ceding commissions of $8,046, along with adjustments of $1,409 to conform the recognition of ceding commissions to loss reserves purchase accounting valuation assumptions, were eliminated against prepaid reinsurance premiums to arrive at the estimated fair value of prepaid reinsurance premiums.

C.	Transaction Expenses Incurred by USAgencies

USAgencies’ historical consolidated statement of operations for the year ended December 31, 2006 includes pre-tax transaction-related expenses of $900, which consisted predominantly of investment banking fees, legal fees, and transaction bonuses paid to management. Tax benefits for these expenses were recorded as appropriate in the audited consolidated statement of operations for the year ended December 31, 2006. These expenses have been removed to arrive at the pro forma results.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
As of and for the year ended December 31, 2006
(dollars in thousands)
D.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations
(a)	To reflect the issuance of $200,000 of senior secured notes to fund the Acquisition, and related debt issue costs of $6,268. To record the purchase of USAgencies membership interests and payment of related acquisition expenses from available cash on hand of $6,905, for an aggregate estimated purchase consideration of $200,637, less $1,470 to reduce the cost of the acquisition for imputed interest from the acquisition date (January 1, 2007) to the closing date (January 31, 2007) ($200,000 x 8.82% x 30 days).

(b)	To reflect 2006 pro forma interest expense ($17,286) as if the $200,000 senior secured notes had been issued on January 1, 2006, utilizing the actual LIBOR during 2006, plus 3.5% as provided under the facility (assumed average outstanding of $199,250 x 8.67%). Because the credit facility bears interest at a variable rate, actual interest expense could differ. An 1/8% increase in the base rate has an annual impact of increasing interest expense by $250. To reflect the amortization of senior secured notes debt issue costs ($895), amortized straight-line over the 7-year term of the credit facility.

(c)	To eliminate net investment income of $336 that would not have been earned if the transaction had been completed on January 1, 2006 ($6,905 net cash utilized in the acquisition at an average yield of 4.8%).

(d)	Fair value adjustment reclassification to eliminate deferred policy acquisition costs and reduce unearned premium by $1,543 ($5,098 net of deferred acquisition costs of $3,555 recovered from ceding commissions) on the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2006, and record the related estimated impact on earned premium and deferred acquisition cost amortization ($5,098) on the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006.

(e)	To discount loss and loss adjustment expense reserves and provide for an estimated profit and risk margin ($1,156 on a gross basis, $706 on ceded reserves, net adjustment of $450). To reflect the accretion in 2006 of the net fair value adjustment to losses and loss adjustment expense reserves ($332) based on the projected payout pattern of USAgencies’ loss reserves.

(f)	Fair value adjustment reclassification to eliminate unearned ceding commissions and reduce prepaid reinsurance premiums by $8,046 (gross of deferred acquisition costs recovered from ceding commissions) on the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2006. Adjustment of $1,409 to receivable from reinsurers to conform the recognition of ceding commissions to loss reserves purchase accounting valuation assumptions. To reflect the related estimated impact of ceding commission purchase adjustments on pro forma losses and loss adjustment expenses ($606) and selling, general and administrative expenses ($803) on the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006.

(g)	To remove unamortized deferred debt issue costs ($700) and related amortization ($100) from USAgencies’ historical financial statements.

(h)	To increase USAgencies’ subordinated debt to fair value ($250) and accrete fair value adjustment ($76).

(i)	To eliminate historical state licenses and customer relationships ($2,027) and to eliminate amortization expense recorded by USAgencies related to definite-lived intangible assets of $547 in 2006.

(j)	To record the acquired intangible assets at preliminary estimated fair value and to reflect the amortization of identified intangible assets with finite lives (customer relationships, non-compete agreement, lease). The tentative valuation of customer relationship intangible ($4,700) is assumed to be amortized on an accelerated basis over 3 years in proportion to anticipated policy expirations (estimated first year amortization of $3,095). The tentative valuation of non-compete agreement ($1,000) is assumed to be amortized on a straight-line basis over the two-year term of the agreement (annual amortization of $500). The tentative valuation of above-market in-place lease ($200) is assumed to fully amortize against rental income over the first year, offset by the reversal of accrued lease commissions ($72), for a net reduction in net investment income of $128. Non-amortizing intangible assets consist of the trade name for

AFFIRMATIVE INSURANCE HOLDINGS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
As of and for the year ended December 31, 2006
(dollars in thousands)
USAgencies (preliminary value of $13,000) and the state licenses to conduct insurance operations (preliminary value of $1,700), as it is expected that these intangibles will contribute to cash flows indefinitely. Final fair value determinations and periods and methods of amortization are subject to adjustment following completion of an independent valuation and final determinations by management.

(k)	To record goodwill from the acquisition of USAgencies ($91,715).

(l)	To increase pro forma net investment income for the accretion of purchase accounting fair value discount recorded to investment securities ($254).

(m)	To record on the Unaudited Pro Forma Condensed Combined Balance Sheet an estimate of exit and integration costs ($1,300) associated with the elimination of duplicative USAgencies’ facilities, employees or activities that are expected to occur in the first year post-acquisition date, offset by a net reduction in other liabilities to estimated fair value ($112).

(n)	To decrease investment real estate to estimated fair value ($256).

(o)	To reduce property and equipment to estimated fair value ($306). To increase depreciation and amortization expense ($385) due to the adjustment in USAgencies’ property and equipment to fair value and conforming to estimated useful lives on certain classes of property and equipment.

(p)	To write-off phone system classified in other assets to estimated value based on intent to abandon project installation ($1,619).

(q)	To remove transaction-related expenses ($900) incurred by USAgencies in its 2006 historical statement of operations.

(r)	To reflect the deferred income tax effects of estimated purchase allocation ($1,484).

(s)	Pro forma adjustments related to interest on debt tax effected at 35%, all other pro forma adjustments tax effected at 38%, the assumed effective tax rates.
E.	Exit and Integration Costs

The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect the expected realization of annual cost savings from the elimination of duplicative retail sales offices and personnel, or the anticipated savings from combining certain of its operations. While management expects that cost savings will result from the Acquisition, there can be no assurance that these cost savings will be achieved.